Exhibit 10.1

TAX MATTERS AGREEMENT

BY AND BETWEEN

ILLUMINA, INC.

AND

GRAIL, LLC

(to be converted into GRAIL, INC.)

DATED AS OF June 21, 2024

TAX MATTERS AGREEMENT

This Tax Matters Agreement (this “Agreement”) is entered into effective as of June 21, 2024, by and between Illumina, Inc., a Delaware corporation (“Illumina”), and GRAIL, LLC, a wholly owned subsidiary of Illumina and a Delaware limited liability company (“GRAIL LLC”), to be converted to a corporation and renamed GRAIL, Inc. prior to the Distribution (“GRAIL”). Illumina and GRAIL are each a “Party” and are sometimes referred to herein collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Section 1 of this Agreement.

RECITALS

WHEREAS, Illumina, acting together with its Subsidiaries, currently conducts the Illumina Business and GRAIL, acting together with its Subsidiaries, currently conducts the GRAIL Business;

WHEREAS, Illumina and GRAIL have entered into a Separation and Distribution Agreement, dated as of June 21, 2024 (the “Separation Agreement”), pursuant to which the Separation will be consummated;

WHEREAS, Illumina intends to contribute the Disposal Funding to GRAIL pursuant to Section 3.1 of the Separation Agreement and GRAIL intends to convert from a Delaware limited liability company into a Delaware corporation in accordance with the Delaware Limited Liability Company Act (such contribution and conversion, the “Contribution”);

WHEREAS, pursuant to the Separation Agreement, Illumina intends to effect the Distribution and retain the Retained Stock;

WHEREAS, the Parties intend that the Distribution, together with the Contribution and certain related transactions, each qualify for their Intended Tax Treatment;

WHEREAS, Illumina and GRAIL desire to set forth their agreement on the rights and obligations of Illumina and GRAIL and the members of the Illumina Group and the GRAIL Group, respectively, with respect to (A) the administration and allocation of federal, state, local, and foreign Taxes incurred in Tax Periods beginning prior to the Distribution Date, (B) Taxes resulting from the Distribution and transactions effected in connection therewith and (C) various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

“Adjusted Grossed-Up Basis” has the meaning set forth in Section 3.04(b) of this Agreement.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Aggregate Deemed Asset Disposition Price” has the meaning set forth in Section 3.04(b) of this Agreement.

“Agreement” has the meaning set forth in the recitals to this Tax Matters Agreement.

“Capital Stock” means all classes or series of capital stock of a corporation, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in such corporation for U.S. federal Income Tax purposes.

“Closing of the Books Method” means the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution Date, as jointly determined by Illumina and GRAIL; provided, however, that with respect to Property Taxes, such apportionment shall be on the basis of elapsed days during the relevant portion of the Tax Period; provided further, however, that any items required to be included in the gross income of a U.S. shareholder (as defined in Section 951(b) of the Code) under Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Tax Law) for a Straddle Period shall be apportioned between the Pre-Distribution Period and Post-Distribution Period as if the taxable year of each member of the Illumina Group and GRAIL Group that is a controlled foreign corporation within the meaning of Section 957 of the Code ended on the Distribution Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning set forth in the recitals to this Agreement.

“Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Employee Matters Agreement” means that Employee Matters Agreement, by and between Illumina and GRAIL, dated as of June 21, 2024.

“Final Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement, compromise or other agreement with the relevant Tax Authority, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, an agreement contained in an IRS Form 870-AD, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code or a comparable agreement under state, local or non-U.S. Law; (iii) the expiration of the applicable statute of limitations; or (iv) the payment of the Tax by a Party (or its Affiliate) that is responsible for payment of that Tax under applicable Law, including with respect to any item disallowed or adjusted by a Tax Authority, as long as both Parties agree that no action should be taken to recoup that payment.

“GRAIL” has the meaning provided in the preamble to this Agreement.

“GRAIL ATB” has the meaning set forth in Appendix B.

“GRAIL Disqualifying Act” means, with respect to any Specified Separation Taxes, (a) any act, or failure or omission to act, including, without limitation, the breach of any covenant or representation contained herein, by any member of the GRAIL Group following the Distribution that results in any Party (or any of its Affiliates) being liable for such Specified Separation Taxes pursuant to a Final Determination, regardless of whether such act or failure to act is covered by a Post-Distribution Ruling or Unqualified Tax Opinion, (b) any event (or series of events) involving Capital Stock of GRAIL or any assets of any member of the GRAIL Group other than the retention or disposition of any Retained Stock by Illumina or any other member of the Illumina Group, or (c) any failure to be true, inaccuracy in, or breach of any of the representations or statements contained in the Tax Materials to the extent descriptive of or otherwise relating to GRAIL or any member of the GRAIL Group or the GRAIL Business; provided, that no action required by this Agreement, the Separation Agreement or any Ancillary Agreement shall be considered a GRAIL Disqualifying Act.

“GRAIL Equity Awards” means options, share appreciation rights, restricted shares, share units or other compensatory rights with respect to GRAIL Stock.

“GRAIL SAG” means the separate affiliated group of GRAIL, within the meaning of Section 355(b)(3)(B) of the Code and the Treasury Regulations promulgated thereunder.

“GRAIL Separate Return” means any Tax Return of or including any member of the GRAIL Group (including any consolidated, combined or unitary return) that does not include any member of the Illumina Group.

“Illumina Disqualifying Act” means, with respect to any Specified Separation Taxes, (a) any act, or failure or omission to act, including, without limitation, the breach of any covenant or representation contained herein or in the Tax Materials, by any member of the Illumina Group following the Distribution that results in any Party (or any of its Affiliates) being liable for such Specified Separation Taxes pursuant to a Final Determination, (b) any event (or series of events) involving Capital Stock of Illumina or any assets of any member of the Illumina Group, (c) any failure to be true, inaccuracy in, or breach of any of the representations or statements contained in the Tax Materials to the extent descriptive of or otherwise relating to Illumina or any member of the Illumina Group or the Illumina Business or (d) the retention or disposition of any Retained Stock by Illumina or any other member of the Illumina Group; provided, that no action required by this Agreement, the Separation Agreement or any Ancillary Agreement shall be considered an Illumina Disqualifying Act.

“Illumina Investor Selloff” means 13.1%. The Illumina Investor Selloff is intended to represent dispositions of Illumina Capital Stock in the two-year period ending on the Distribution Date by any ten-percent (10%) shareholder of Illumina Capital Stock (within the meaning of Treasury Regulation § 1.355-7(h)(14)). For the avoidance of doubt, the Illumina Investor Selloff will equal 13.1% regardless of the actual amount of Illumina Capital Stock disposed of by any such ten-precent shareholder of Illumina Capital Stock in such two-year period.

“Illumina Separate Return” means any Tax Return of or including any member of the Illumina Group (including any consolidated, combined or unitary return) that does not include any member of the GRAIL Group.

“Illumina Tax Opinion” means any opinions or memoranda, as applicable, of Cravath, Swaine & Moore LLP, in form and substance satisfactory to Illumina in its sole discretion, deliverable to Illumina in connection with the Distribution with respect to the qualification of the Separation, Distribution and certain related transactions for their Intended Tax Treatment.

“Income Tax” means all U.S. federal, state, local and foreign income, franchise or similar Taxes imposed on (or measured by) net income or net profits, and any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Appendix A.

“Interest Rate” means, with respect to a date, the rate per annum in effect for such date for underpayments under Section 6621 of the Code.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Joint Return” means any Tax Return that includes, by election or otherwise, one or more members of the Illumina Group together with one or more members of the GRAIL Group.

“Non-Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Notified Action” shall have the meaning set forth in Section 6.04(a) of this Agreement.

“Other Separation Taxes” means any Taxes imposed on any member of the Illumina Group or the GRAIL Group in connection with the transactions comprising the Separation, other than Specified Separation Taxes.

“Ordinary Taxes” means Taxes other than (i) Specified Separation Taxes and (ii) Other Separation Taxes.

“Parties” and “Party” have the meaning set forth in the preamble to this Agreement.

“Payment Date” means, with respect to a Tax Return, (A) the due date for any required installment of estimated Taxes, (B) the due date (determined without regard to extensions) for filing such Tax Return, or (C) the date such Tax Return is filed, as the case may be.

“Payor” has the meaning set forth in Section 4.03(a) of this Agreement.

“Planned Acquisitions” means (A) the retention or disposition of the Retained Stock and (B) the Illumina Investor Selloff.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.

“Post-Distribution Ruling” means a ruling from the IRS in form and substance satisfactory to Illumina in its reasonable discretion to the effect that a transaction will not adversely affect any Intended Tax Treatment.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Distribution Date.

“Pre-Distribution Ruling” means any U.S. federal income Tax ruling and any supplements thereto, issued before the Distribution to Illumina by the IRS in connection with the Distribution and any related transactions.

“Pre-Distribution Ruling Request” means any information provided by Illumina or its Tax Advisors to the IRS in connection with a Pre-Distribution Ruling.

“Prior Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return, for a Tax Period or portion thereof ending at or prior to the close of the Distribution Date, on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the Illumina Group and at least one member of the GRAIL Group.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations § 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by GRAIL management or shareholders, is a hostile acquisition, or otherwise, as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, any shares of Capital Stock in GRAIL that would, when combined with the Planned Acquisitions and any other post-Distribution direct or indirect acquisitions or changes in ownership of the Capital Stock in GRAIL for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, aggregate to forty-five percent 45% or more of the total combined value or voting power of all outstanding shares of Capital Stock of GRAIL as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction in such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by GRAIL of a shareholder rights plan, (ii) issuances by GRAIL that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations § 1.355-7(d), including such issuances net of exercise price and/or tax withholding (provided, however, that any sale of such stock in connection with a net exercise or tax withholding is not exempt under this clause (ii) unless it satisfies the requirements of Safe Harbor VII of Treasury Regulations § 1.355-7(d)) or (iii) acquisitions that satisfy Safe Harbor VII of Treasury Regulations § 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. For purposes of this definition, each reference to GRAIL shall include a reference to any entity treated as a successor thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Protective Section 336(e) Election” has the meaning set forth in Section 3.04(a) of this Agreement.

“Representation Letter” means the officer’s certificate delivered or deliverable by Illumina, and any of its Affiliates, in connection with the Illumina Tax Opinion.

“Required Party” has the meaning set forth in Section 4.03(a) of this Agreement.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Retained Stock” means any Capital Stock in GRAIL that Illumina retains after the Distribution.

“Retention Date” has the meaning set forth in Section 8.01 of this Agreement.

“Section 336(e) Allocation Statement” has the meaning set forth in Section 3.04(b) of this Agreement.

“Section 336(e) Tax Benefit Percentage” means, with respect to any Specified Separation Taxes and Tax-Related Losses related to the Distribution, the percentage equal to one hundred percent (100%) minus the percentage of such Specified Separation Taxes and Tax-Related Losses related to the Distribution for which Illumina is entitled to indemnification under this Agreement.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Specified Repurchases or Redemptions” means repurchases or redemptions of GRAIL stock by GRAIL that satisfy the following criteria: (i) the repurchase or redemption is motivated by a non-tax business purpose, (ii) the stock to be repurchased or redeemed is widely held, (iii) the repurchase or redemption is made in the open market or from or through a securities brokerage or investment bank that is not related to GRAIL at an agreed price or formula (including through a call option or derivative), as part of a repurchase program (including an accelerated share repurchase program) in which the securities brokerage or investment bank purchases shares of stock of GRAIL from anonymous sellers, (iv) the repurchase or redemption is not motivated to any extent by a desire to increase or decrease the ownership percentage of any particular shareholder or group of shareholders, and (v) GRAIL will not know the identity of any shareholder from which its stock is redeemed or repurchased; provided that, no repurchase or redemption will be considered a Specified Repurchase or Redemption if at the time of the repurchase or redemption any shareholder of GRAIL was either (A) a controlling shareholder (within the meaning of Treasury Regulations § 1.355-7(h)(3)), (B) a ten-percent shareholder (within the meaning of Treasury Regulations § 1.355-7(h)(14)) or (C) a member of a controlled group of corporations within the meaning of Section 1563 of the Code of which GRAIL is a member.

“Specified Separation Taxes” means any and all Taxes incurred by the Illumina Group or the GRAIL Group as a result of the failure of the Separation, Distribution or certain related transactions to qualify for any Intended Tax Treatment; provided, however, that the failure of any particular amount of Tax Attributes to be in existence at the Distribution shall not be treated as Specified Separation Taxes; provided further, however, that Specified Separation Taxes shall be indemnified regardless of whether they are paid in cash or by utilizing Tax Attributes.

“Straddle Period” means any Tax Period that begins before and ends after the Distribution Date.

“Tax” or “Taxes” means any tax, assessments, duty or similar charge of any kind whatsoever imposed by any Governmental Authority or political subdivision thereof, in each case in the nature of a tax, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Advisor” means a Tax counsel or accountant, in each case of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other item that causes reduction in otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the Law of any Governmental Authority or political subdivision thereof relating to any Tax.

“Tax Materials” means all Pre-Distribution Rulings, Pre-Distribution Ruling Requests, the Illumina Tax Opinion, and Representation Letters.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.

“Tax-Related Losses” means, with respect to any Specified Separation Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Specified Separation Taxes, as well as any other out-of-pocket costs incurred in connection with such Specified Separation Taxes; and (ii) all costs, expenses and damages associated with shareholder litigation or controversies and any amount paid by Illumina (or any Illumina Affiliate) or GRAIL (or any GRAIL Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to Illumina, on which Illumina is permitted to rely to the effect that a transaction will not adversely affect any Intended Tax Treatment; provided, that if the Illumina Tax Opinion is not an unqualified “will” opinion with respect to any Intended Tax Treatment, the Unqualified Tax Opinion shall be at the same level of comfort, and subject to the same qualifications, as the Illumina Tax Opinion with respect to such Intended Tax Treatment. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any Pre-Distribution Ruling and the Illumina Tax Opinion, unless such reliance would be unreasonable under the circumstances as a result of a change in Law or facts following the Distribution, and shall assume that the Distribution, Contribution and any related transaction, as applicable, would have qualified for its Intended Tax Treatment if the transaction in question did not occur.

Section 2. Allocation of Tax Liabilities and Tax-Related Losses.

Section 2.01. General Rule.

(a) Illumina Liability. Except with respect to Taxes and Tax-Related Losses described in Section 2.01(b) of this Agreement, Illumina shall be liable for, and shall indemnify and hold harmless the GRAIL Group from and against any liability for:

(i) Taxes that are allocated to Illumina under this Section 2;

(ii) any Taxes resulting from a breach of any of Illumina’s representations, warranties or covenants in this Agreement, the Separation Agreement or any Ancillary Agreement;

(iii) Specified Separation Taxes and Tax-Related Losses that are allocated to Illumina under Section 6.05(a) of this Agreement;

(iv) Other Separation Taxes; and

(v) Taxes imposed on GRAIL or any member of the GRAIL Group pursuant to the provisions of Treasury Regulations § 1.1502-6 (or similar provisions of state, local, or foreign Tax Law) as a result of any such member being or having been a member of a Prior Group.

(b) GRAIL Liability. GRAIL shall be liable for, and shall indemnify and hold harmless the Illumina Group from and against any liability for:

(i) Taxes that are allocated to GRAIL under this Section 2;

(ii) any Taxes resulting from a breach of any of GRAIL’s representations, warranties or covenants in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(iii) any Specified Separation Taxes and Tax-Related Losses that are allocated to GRAIL under Section 6.05(a) of this Agreement.

Section 2.02. Allocation Principles. Except as otherwise provided in this Section 2 or in Section 6.05(a) of this Agreement, Taxes shall be allocated as follows:

(a) Allocation of Ordinary Taxes for Joint Returns. Illumina shall be allocated all Ordinary Taxes reported, or required to be reported, on any Joint Return for any taxable period.

(b) Allocation of Ordinary Taxes for Separate Returns.

(i) Illumina shall be allocated all Ordinary Taxes reported, or required to be reported, on an Illumina Separate Return for any taxable period.

(ii) GRAIL shall be allocated all Ordinary Taxes reported, or required to be reported, on a GRAIL Separate Return for any taxable period.

Section 2.03. Allocation Conventions.

(a) All Taxes allocated pursuant to Section 2.02 of this Agreement shall be allocated in accordance with the Closing of the Books Method.

(b) Any Tax Item of any member of the Illumina Group or GRAIL Group arising from a transaction engaged in outside of the ordinary course of business on the Distribution Date after the Effective Time shall be properly allocable to such member’s Group and any such transaction occurring after the Effective Time shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulation § 1.1502-76(b) or any similar provisions of state, local or foreign Law.

Section 3. Preparation and Filing of Tax Returns.

Section 3.01. Illumina Separate Returns and Joint Returns.

(a) Illumina shall prepare and file, or cause to be prepared and filed, all Joint Returns and Illumina Separate Returns, and each member of the GRAIL Group to which any such Joint Return relates shall execute and file such consents, elections and other documents as Illumina may determine, after consulting with GRAIL in good faith, are required or appropriate, or otherwise requested by Illumina in connection with the filing of such Joint Return. GRAIL will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that Illumina determines are required to be filed or that Illumina elects to file, in each case pursuant to this Section 3.01(a). With respect to any Joint Return or Illumina Separate Return that could reasonably be expected to adversely affect any member of the GRAIL Group,

Illumina shall submit a draft of such Tax Return to GRAIL at least thirty (30) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), GRAIL shall have the right to review such Tax Return and to submit to Illumina any reasonable changes to such Tax Return no later than fifteen (15) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions). The Parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return; provided, however, that nothing in this Section 3.01 shall prevent Illumina from timely filing (or causing to be timely filed) such Tax Return.

(b) The Parties and their respective Affiliates shall elect to close the Tax Period of each member of the GRAIL Group on the Distribution Date, to the extent permitted by applicable Tax Law.

Section 3.02. GRAIL Separate Returns. GRAIL shall prepare and file (or cause to be prepared and filed) all GRAIL Separate Returns. With respect to any GRAIL Separate Return that could reasonably be expected to adversely affect any member of the Illumina Group, GRAIL shall submit a draft of such Tax Return to Illumina at least thirty (30) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), Illumina shall have the right to review such Tax Return and to submit to GRAIL any reasonable changes to such Tax Return no later than fifteen (15) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions). The Parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return; provided, however, that nothing in this Section 3.02 shall prevent GRAIL from timely filing (or causing to be timely filed) such Tax Return.

Section 3.03. Tax Reporting Consistent with Intended Tax Treatment. The Parties shall prepare all Tax Returns consistent with the Intended Tax Treatment unless, and then only to the extent, required pursuant to a Final Determination.

Section 3.04. Protective Section 336(e) Elections.

(a) General. The Parties hereby agree that, if Illumina shall determine in its sole discretion, prior to the applicable due dates of such elections, that the Parties should make a protective election under Section 336(e) of the Code (and any similar provision of applicable state or local Tax Law) with respect to the Distribution for GRAIL (the “Protective Section 336(e) Election”), then the Parties shall enter into a written, binding agreement to make the Protective Section 336(e) Election, and the Parties shall timely make the Protective Section 336(e) Election in accordance with Treasury Regulations § 1.336-2(h). For the avoidance of doubt, such agreement is intended to constitute a written, binding agreement to make the Protective Section 336(e) Election within the meaning of Treasury Regulations § 1.336-2(h)(1)(i).

(b) Cooperation and Reporting. Illumina and GRAIL shall cooperate in making the Protective Section 336(e) Election, if any, including filing any statements, amending any Tax Returns or undertaking such other actions reasonably necessary to carry out the Protective Section 336(e) Election. Illumina shall determine the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable

Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the disposition date assets of the applicable member or members of the Illumina Group or GRAIL Group, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). Illumina shall submit a draft of the Section 336(e) Allocation Statement to GRAIL and accept any reasonable changes thereto requested by GRAIL no later than sixty (60) days following GRAIL’s receipt of such draft. Each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Protective Section 336(e) Election, including the Section 336(e) Allocation Statement, on any Tax Return, in connection with any Tax Contest or for any other Tax purposes (in each case, excluding any position taken for financial accounting purposes), except as required by a Final Determination.

(c) Tax Benefit Payments by GRAIL. In the event that the Distribution fails to qualify for its Intended Tax Treatment and Illumina is not entitled to indemnification for one hundred percent (100%) of any Specified Separation Taxes and Tax-Related Losses relating to the Distribution arising from such failure, Illumina shall be entitled to quarterly payments from GRAIL equal to the Section 336(e) Tax Benefit Percentage of the actual Tax savings if, as and when realized by the GRAIL Group arising from the step up in Tax basis (including, for the avoidance of doubt, any such step up attributable to payments made pursuant to this Section 3.04(c)) resulting from the Protective Section 336(e) Election in the Tax Period in which such step up in Tax basis is depreciated, amortized or used to reduce taxable income or gain on a disposition, determined on a “with and without” basis (treating any deductions or amortization attributable to the step up in Tax basis resulting from the Protective 336(e) Election, or any other recovery of such step up, as the last items claimed for any taxable year), including after the utilization of any available net operating loss carryforwards; provided, however, that such payments: (i) shall be reduced by all reasonable costs incurred by any member of the GRAIL Group to amend any Tax Returns or other governmental filings related to such Protective Section 336(e) Election and (ii) shall not exceed the amount of any Specified Separation Taxes and Tax-Related Losses relating to the Distribution incurred by the Illumina Group (not taking into account this Section 3.04(c)) as a result of such failure for which Illumina is not entitled to indemnification under this Agreement.

Section 3.05. GRAIL Carrybacks and Claims for Refund.

(a) GRAIL hereby agrees that, unless Illumina consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, no member of the GRAIL Group (nor its successors) shall file any Adjustment Request with respect to any Tax Return that could affect any Joint Return or any other Tax Return reflecting Taxes for which Illumina could reasonably be expected to be responsible under Section 2.

(b) Illumina hereby agrees that, unless GRAIL consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, no member of the Illumina Group shall file any Adjustment Request with respect to any GRAIL Separate Return.

Section 3.06. Apportionment of Tax Attributes. Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the Illumina Group and the members of the GRAIL Group in accordance with the Code, Treasury Regulations, and any other applicable Tax Law.

Section 4. Tax Payments.

Section 4.01. Taxes Shown on Tax Returns. Illumina shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the Illumina Group is responsible for preparing under Section 3 of this Agreement, and GRAIL shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the GRAIL Group is responsible for preparing under Section 3 of this Agreement.

Section 4.02. Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax, the Party to which such Tax is allocated pursuant to this Agreement shall pay to the applicable Tax Authority when due any additional Tax required to be paid as a result of such adjustment.

Section 4.03. Indemnification Payments.

(a) If any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, including in the case of any adjustment pursuant to a Final Determination with respect to any Tax, the Required Party shall reimburse the Payor within ten (10) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Except as otherwise provided in the following sentence, the Required Party shall also pay to the Payor any reasonable third-party costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses) within ten (10) Business Days after the Payor’s written demand therefor, accompanied by evidence of payment and a statement detailing the amounts paid and describing in reasonable detail the particulars relating thereto. If and to the extent any Specified Separation Taxes are determined regarding the failure of the Intended Tax Treatment, the Party allocated responsibility for Tax-Related Losses associated with such Specified Separation Taxes under Section 2.01 of this Agreement shall pay such Tax-Related Losses to Illumina (if such responsible Party is GRAIL) or GRAIL (if such responsible Party is Illumina) within ten (10) Business Days after written demand therefor, accompanied by evidence of payment and a statement detailing the amounts paid and describing in reasonable detail the particulars relating thereto. Notwithstanding the foregoing, if Illumina or GRAIL disputes in good faith the fact or the amount of its obligation hereunder, then no payment of the amount in dispute shall be required until any such good faith dispute is resolved; provided, however, that any amount not paid by the due date otherwise provided in this Section 4 shall bear interest from such due date computed at the Interest Rate with respect to such due date or the maximum rate permitted by Law, whichever is less.

(b) All indemnification payments under this Agreement shall be made by Illumina directly to GRAIL and by GRAIL directly to Illumina; provided, however, that if the Parties mutually agree for administrative convenience with respect to any such indemnification payment, any member of the Illumina Group, on the one hand, may make such indemnification payment to any member of the GRAIL Group, on the other hand, and vice versa.

Section 5. Tax Refunds. Illumina shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Illumina is liable hereunder and any other payment from a Tax Authority in respect of a Tax Return that Illumina is required to file under Section 3.01, and GRAIL shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which GRAIL is liable hereunder and any other payment from a Tax Authority in respect of a Tax Return that GRAIL is required to file under Section 3.02; provided, however, that if a Party that receives a refund or other amount pays over to the other Party such refund or other amount in accordance with this Section 5, the Party entitled to such refund or other amount shall, upon request of the Party that received such refund or other amount, repay such refund or other amount to the Party that received such refund or other amount in the event that the Party that received such refund or other amount is required to repay such refund or other amount to the applicable Tax Authority.

Section 6. Intended Tax Treatment.

Section 6.01. Restrictions on Members of the GRAIL Group.

(a) GRAIL will not, and will not permit any other member of the GRAIL Group to, take or fail to take, as applicable, (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials or (ii) any action where such action or failure to act could reasonably be expected to adversely affect any Intended Tax Treatment.

(b) GRAIL and each other member of the GRAIL Group agrees that, from the Distribution Date until the first Business Day after the two-year anniversary of the Distribution Date:

(i) GRAIL will continue and cause to be continued the GRAIL ATB by the GRAIL SAG;

(ii) GRAIL will not enter into any Proposed Acquisition Transaction or, to the extent GRAIL or any other member of the GRAIL Group has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the General Corporation Law of the State of Delaware or any similar corporate statute, any “fair price” or other provision of the charter or bylaws of GRAIL, (D) amending its certificate of incorporation to declassify its board of directors or approving any such amendment or (E) otherwise);

(iii) GRAIL will not, nor will it agree to, merge, consolidate or amalgamate with any other Person, unless, in the case of a merger or consolidation, GRAIL is the survivor of the merger or consolidation;

(iv) GRAIL will not in a single transaction or series of transactions sell, transfer or otherwise dispose of (including any transaction treated for U.S. federal Income Tax purposes as a sale, transfer or disposition), or permit any other member of the GRAIL Group to sell, transfer or otherwise dispose of, thirty percent (30%) or more of the gross assets of the GRAIL ATB (such percentage to be measured based on fair market value as of the Distribution Date), in each case other than (A) sales, transfers or other dispositions of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal Income Tax purposes, (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of GRAIL or any member of the GRAIL Group or (E) any sales, transfers or other dispositions of assets within the GRAIL SAG;

(v) GRAIL will not redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, of GRAIL, except (A) to the extent such repurchases are Specified Repurchases or Redemptions (without regard to the proviso in the definition of “Specified Repurchases or Redemptions”), provided that there is no plan or intention that the aggregate amount of stock repurchases will equal or exceed 20 percent of the outstanding stock of GRAIL, (B) to the extent reasonably necessary to pay the total tax liability arising from the vesting of a GRAIL Equity Award, or (C) through a net exercise of a GRAIL Equity Award;

(vi) GRAIL will not amend, or permit any other member of the GRAIL Group to amend, its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Capital Stock of GRAIL (including, without limitation, through the conversion of one class of Capital Stock of GRAIL into another class of Capital Stock of GRAIL); and

(vii) GRAIL will not take, or permit any other member of the GRAIL Group to take, any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) which in the aggregate (and taking into account any other transactions described in this subparagraph (b)) would reasonably be expected to result in a failure to preserve any Intended Tax Treatment;

unless, in each case, prior to taking any such action set forth in the foregoing clauses (i) through (vii), (A) Illumina shall have obtained a Post-Distribution Ruling, (B) Illumina shall have obtained an Unqualified Tax Opinion in form and substance satisfactory to Illumina in its reasonable discretion or (C) Illumina shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion. In determining whether any Post-Distribution

Ruling or Unqualified Tax Opinion is in form and substance satisfactory to Illumina in its reasonable discretion, Illumina (I) may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations used as a basis for such Post-Distribution Ruling or Unqualified Tax Opinion and Illumina’s views on the substantive merits of the legal analysis contained therein, and (II) must exercise such discretion in good faith solely to preserve the Intended Tax Treatment.

Section 6.02. Restrictions on Members of the Illumina Group. Illumina will not, and will not permit any other member of the Illumina Group to, take or fail to take, as applicable, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials. Illumina agrees that it will not take or fail to take, or permit any member of the Illumina Group, as the case may be, to take or fail to take, any action where such action or failure to act could reasonably be expected to adversely affect any Intended Tax Treatment.

Section 6.03. Tax Opinions. The Parties shall use their best efforts to cause the Illumina Tax Opinion to be issued, including by executing any Representation Letters reasonably requested in connection with the Illumina Tax Opinion; provided, that each Party shall have been provided with a reasonable opportunity to review, comment and consent to the content of any Representation Letter to be executed by it (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.04. Procedures Regarding Opinions and Post-Distribution Rulings.

(a) If GRAIL notifies Illumina that it desires to take one of the actions described in Section 6.01(b) of this Agreement (a “Notified Action”), Illumina shall cooperate with GRAIL in good faith and use its commercially reasonable efforts to seek to obtain a Post-Distribution Ruling or Unqualified Tax Opinion for the purpose of permitting GRAIL to take the Notified Action unless Illumina shall have waived the requirement (in Illumina’s sole discretion) to obtain such Post-Distribution Ruling or Unqualified Tax Opinion. If such a Post-Distribution Ruling is to be sought, Illumina shall apply for such Post-Distribution Ruling, and Illumina and GRAIL shall jointly control the process of obtaining such Post-Distribution Ruling. In no event shall Illumina be required to file any request for a Post-Distribution Ruling under this Section 6.04(a) unless GRAIL represents that all information and representations, if any, relating to any member of the GRAIL Group, contained in such request documents are (subject to any qualifications therein) true, correct and complete and obtains certification from any counterparty to any Proposed Acquisition Transaction that all information and representations relating to such counterparty in such request documents are (subject to any qualifications therein) true, correct and complete. GRAIL shall reimburse Illumina for all reasonable costs and expenses incurred by the Illumina Group in connection with such cooperation within ten (10) Business Days after receiving an invoice from Illumina therefor, accompanied by evidence of payment and a statement detailing the amounts paid and describing in reasonable detail the particulars relating thereto.

(b) Illumina shall have the right to obtain a Post-Distribution Ruling or tax opinion at any time in its sole and absolute discretion. If Illumina determines to obtain such a Post-Distribution Ruling or tax opinion, Illumina shall have exclusive control over the process and GRAIL shall (and shall cause its Affiliates to) cooperate with Illumina and take any and all actions reasonably requested by Illumina in connection with obtaining the Post-Distribution Ruling or tax opinion (including, without limitation, by making any reasonable representation or covenant or providing any materials or information requested by the IRS or any Tax Advisor). Illumina shall reimburse GRAIL for all reasonable costs and expenses incurred by the GRAIL Group in connection with such cooperation within ten (10) Business Days after receiving an invoice from GRAIL therefor, accompanied by evidence of payment and a statement detailing the amounts paid and describing in reasonable detail the particulars relating thereto.

(c) Following the Effective Time, GRAIL shall not, nor shall GRAIL permit any of its Affiliates to, seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Separation (including the impact of any transaction on any Intended Tax Treatment) or a Pre-Distribution Period without obtaining Illumina’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.05. Liability for Specified Separation Taxes and Tax-Related Losses.

(a) In the event that Specified Separation Taxes become due and payable to a Tax Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(i) if such Specified Separation Taxes are attributable to a GRAIL Disqualifying Act, then GRAIL shall be allocated such Specified Separation Taxes and corresponding Tax-Related Losses;

(ii) if such Specified Separation Taxes are attributable to an Illumina Disqualifying Act, then Illumina shall be allocated such Specified Separation Taxes and corresponding Tax-Related Losses;

(iii) if such Specified Separation Taxes are attributable to both a GRAIL Disqualifying Act and an Illumina Disqualifying Act, then such Specified Separation Taxes and corresponding Tax-Related Losses shall be allocated between Illumina and GRAIL in proportion to the relative contribution of the members of the Illumina Group, one the one hand, and the members of the GRAIL Group, on the other hand, to the circumstances giving rise to such Specified Separation Taxes; and

(iv) if such Specified Separation Taxes are not attributable to either a GRAIL Disqualifying Act or an Illumina Disqualifying Act, then Illumina shall be allocated such Specified Separation Taxes and corresponding Tax-Related Losses.

(b) GRAIL shall pay Illumina the amount of any Specified Separation Taxes for which GRAIL is responsible under this Section 6.05 as a result of a Final Determination no later than two (2) Business Days after the date such Specified Separation Taxes are determined as a result of a Final Determination to be due.

Section 6.06. Planned Acquisitions. Illumina hereby represents and warrants to GRAIL that (i) the Planned Acquisitions have not and will not result in an acquisition of more than 27.6% of either the total combined value or voting power of all outstanding shares of Capital Stock of GRAIL determined as of the Distribution Date, and (ii) other than the Planned Acquisitions, there have not been any direct or indirect acquisitions of Capital Stock of GRAIL that may be treated as part of a “plan” or “series of related transactions” with the Distribution for purposes of Section 355(e) of the Code.

Section 7. Assistance and Cooperation.

Section 7.01. Assistance and Cooperation.

(a) The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, as reasonably requested in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to any other Party and its Affiliates reasonably available to such other Party as provided in Section 7 of this Agreement. Each of the Parties shall also make available to any other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b) Any information or documents provided under this Agreement shall be kept confidential by the Party receiving the information or documents, except to the extent otherwise necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. In addition, in the event that Illumina determines that the provision of any information or documents to GRAIL or any GRAIL Affiliate, or GRAIL determines that the provision of any information or documents to Illumina or any Illumina Affiliate, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit each other’s compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.

(c) Tax Return Information. Each of Illumina and GRAIL, and each member of their respective Groups, acknowledges that time is of the essence in relation to any request for information, assistance or cooperation made pursuant to this Section 7. Each of Illumina and GRAIL, and each member of their respective Groups, acknowledges that failure to conform to the reasonable deadlines set by the Party making such request could cause irreparable harm. Each Party shall provide to the other Party information and documents relating to its Group reasonably required by the other Party to prepare Tax Returns, including any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.

(d) Reliance by Illumina. If any member of the GRAIL Group supplies information to a member of the Illumina Group in connection with a Tax liability and an officer of a member of the Illumina Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Illumina Group identifying the information being so relied upon, the chief financial officer of GRAIL (or any officer of GRAIL as designated by the chief financial officer of GRAIL) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. GRAIL agrees to indemnify and hold harmless each member of the Illumina Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the GRAIL Group having supplied, pursuant to this Section 7, a member of the Illumina Group with inaccurate or incomplete information in connection with a Tax liability.

(e) Reliance by GRAIL. If any member of the Illumina Group supplies information to a member of the GRAIL Group in connection with a Tax liability and an officer of a member of the GRAIL Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the GRAIL Group identifying the information being so relied upon, the chief financial officer of Illumina (or any officer of Illumina as designated by the chief financial officer of Illumina) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Illumina agrees to indemnify and hold harmless each member of the GRAIL Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the Illumina Group having supplied, pursuant to this Section 7, a member of the GRAIL Group with inaccurate or incomplete information in connection with a Tax liability.

Section 8. Tax Records.

Section 8.01. Retention of Tax Records. Each of Illumina and GRAIL shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Illumina shall preserve and keep all other Tax Records relating to Taxes of the Illumina and GRAIL Groups for Pre-Distribution Periods, for so long as the contents thereof may be or become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each of Illumina and GRAIL may dispose of such Tax Records at any time prior to receiving written notice from the other Party that such other Party will take possession of such Tax Records. If, prior to the Retention Date, (a) Illumina or GRAIL reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other Party unless such Party receives prior written notice from such other Party that it will take possession of such Tax Records. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. A Party providing timely written notice that it intends to take possession of Tax Records pursuant to this Section 8.01 shall have the opportunity, at its cost and expense, to copy or remove, within sixty (60) Business Days of providing such notification, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Party or any of its Affiliates determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such program or system may be decommissioned or discontinued upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.02. Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession pertaining to (i) in the case of any Tax Return of the Illumina Group, the portion of such return that relates to Taxes for which the GRAIL Group may be liable pursuant to this Agreement, if any, or (ii) in the case of any Tax Return of the GRAIL Group, the portion of such return that relates to Taxes for which the Illumina Group may be liable pursuant to this Agreement, if any, and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.03. Preservation of Privilege. The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 9. Tax Contests.

Section 9.01. Notice. Each Party shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware (i) related to Taxes for Tax Periods for which the other Party may reasonably be expected to be required to indemnify the receiving Party hereunder or for which the receiving Party may be required to indemnify the other Party hereunder, (ii) relating to a GRAIL Separate Return that could reasonably be expected to materially adversely affect any member of the Illumina Group or (iii) otherwise relating to the Intended Tax Treatment or the Separation (including the resolution of any Tax Contest relating thereto). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. A failure by an indemnified Party to give notice as provided in this Section 9.01 shall not relieve the indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 9.02. Control of Tax Contests.

(a) Illumina Control. Notwithstanding anything in this Agreement to the contrary, Illumina shall have the exclusive right to control any Tax Contest with respect to any Tax matters relating to (i) a Joint Return, (ii) an Illumina Separate Return, (iii) Specified Separation Taxes and (iv) Other Separation Taxes. Subject to Section 9.02(c) and Section 9.02(d), Illumina shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest.

(b) GRAIL Control. Except as otherwise provided in this Section 9.02, GRAIL shall have the right to control any Tax Contest with respect to any Tax matters relating to any GRAIL Separate Return. Subject to Section 9.02(c) and Section 9.02(d) of this Agreement, GRAIL shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest.

(c) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party; provided, that to the extent any such Tax Contest (i) could reasonably be expected to give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement, or (ii) could reasonably be expected to materially adversely affect any member of the other Party’s Group, then the Controlling Party shall not settle any such Tax Contest without the Non-Controlling Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed). Subject to Section 9.02(e) of this Agreement, and unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (I) the Controlling Party shall keep the Non-Controlling Party reasonably informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (II) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (III) the Controlling Party shall timely provide the Non-Controlling Party with copies of the relevant portions of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (IV) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (V) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation that it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually and materially harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in this Section 9, “Controlling Party” means the Party entitled to control the Tax Contest under such Section and “Non-Controlling Party” means (x) Illumina if GRAIL is the Controlling Party and (y) GRAIL if Illumina is the Controlling Party.

(d) Tax Contest Participation. Subject to Section 9.02(e) of this Agreement, and unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest (i) pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement or (ii) that is with respect to a GRAIL Separate Return that could reasonably be expected to materially adversely affect any member of the Illumina Group. The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e) Joint Returns. Notwithstanding anything in this Section 9 to the contrary, in the case of a Tax Contest related to a Joint Return, the rights of GRAIL and its Affiliates under Section 9.02(c) and Section 9.02(d) of this Agreement shall be limited in scope to the portion of such Tax Contest relating to Taxes for which GRAIL may reasonably be expected to become liable to make any indemnification payment to Illumina under this Agreement.

(f) Power of Attorney. Each member of the GRAIL Group shall execute and deliver to Illumina (or such member of the Illumina Group as Illumina shall designate) any power of attorney or other similar document reasonably requested by Illumina (or such designee) in connection with any Tax Contest (as to which Illumina is the Controlling Party) described in this Section 9. Each member of the Illumina Group shall execute and deliver to GRAIL (or such member of the GRAIL Group as GRAIL shall designate) any power of attorney or other similar document reasonably requested by GRAIL (or such designee) in connection with any Tax Contest (as to which GRAIL is the Controlling Party) described in this Section 9.

Section 10. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 11. Tax Treatment of Payments.

Section 11.01. General Rule. Unless otherwise required by a Final Determination, the Parties will treat any payment made pursuant to Section 3.2 of the Separation Agreement or any indemnity payment made pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement as an adjustment to the Disposal Funding contributed in the Contribution (and with respect to aggregate amounts in excess of the Disposal Funding, if any, a non-taxable distribution) or a capital contribution, as the case may be, made immediately prior to the Distribution; provided, however, that any such payment that is made or received by a Person other than Illumina or GRAIL, as the case may be, shall be treated as if made or received by the payor or the recipient as agent for Illumina or GRAIL, in each case as appropriate.

Section 11.02. Interest. Notwithstanding anything in Section 12 or otherwise herein or in the Separation Agreement to the contrary, to the extent one Party makes a payment of interest to the other Party under this Agreement with respect to the period from the date that the Party receiving the interest payment made a payment of Tax to a Tax Authority to the date that the Party making the interest payment reimbursed the Party receiving the interest payment for such Tax payment, (I) the interest payment shall be treated as interest expense to the Party making such payment (deductible to the extent provided by Law) and as interest income by the Party receiving such payment (includible in income to the extent provided by Law) and (II) the amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Party making such payment or increase in Tax to the Party receiving such payment.

Section 12. Indemnification Payments. Any indemnity payment made under this Agreement, the Separation Agreement or any Ancillary Agreement that is not governed by Section 3.04(c) shall be (i) increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed, and (ii) reduced to take into account any Tax Benefit actually realized by the indemnified Party resulting from the incurrence of the liability, obligation, loss or payment in respect of which the indemnity payment is made.

Section 13. General Provisions.

Section 13.01. Complete Agreement. This Agreement, the Separation Agreement, the Ancillary Agreements and the exhibits, annexes and schedules hereto and thereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

Section 13.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile, electronic mail (including .pdf, docusign or other electronic signature) or other transmission method shall be deemed to have been duly and validly delivered and shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 13.03. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.03):

If to Illumina, to:

Illumina, Inc.

5200 Illumina Way

San Diego, CA 92122

Attention: Scott Kreil

Email: skreil@illumina.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, NY 10001

Attention: Ronald E. Creamer Jr.

Email: rcreamer@cravath.com

If to GRAIL, to:

GRAIL, LLC
1525 O’Brien Drive
Menlo Park, California 94025
Attention:	Bob Ragusa
Aaron Freidin
Abram Barth
Don Lang

Email:	bragusa@grailbio.com
afreidin@grailbio.com
abarth@grailbio.com
dlang@grailbio.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071

Attention:	W. Alex Voxman
Andrew Clark
Ross McAloon
Alexa Berlin

Email:	alex.voxman@lw.com
andrew.clark@lw.com
ross.mcaloon@lw.com
alexa.berlin@lw.com

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

Section 13.04. Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 13.05. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced.

Section 13.06. Assignability. This Agreement shall be binding upon and inure to the benefit of the other Party or the other parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no Party or party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

Section 13.07. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is a Subsidiary of such Party after the Effective Time.

Section 13.08. Headings. The article, section and paragraph headings and the table of contents contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.09. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed in the state of Delaware.

Section 13.10. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING FROM THIS AGREEMENT AND ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10.

Section 13.11. Specific Performance. Subject to Section 9.2 of the Separation Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 13.12. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 13.13. Payment Terms.

(a) Except as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (where applicable, or a member of such Party’s Group) to the other Party (where applicable, or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within thirty (30) Business Days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) Business Days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Interest Rate with respect to the due date of such payment or the maximum rate permitted by Law, whichever is less, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Illumina or GRAIL under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 pm, Eastern time, on the day before the relevant date, or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any Tax indemnity payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the indemnifying Party.

Section 13.14. No Admission of Liability. The allocation of assets and liabilities herein is solely for the purpose of allocating such assets and liabilities between Illumina and GRAIL and is not intended as an admission of liability or responsibility for any alleged liabilities vis-à -vis any Third Party, including with respect to the liabilities of any non-wholly owned subsidiary of Illumina or GRAIL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ILLUMINA, INC.

By:	/s/ Scott Kreil
Name:	Scott Kreil
Title:	Vice President, Tax

[Signature Page to Tax Matters Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

GRAIL, LLC

By:	/s/ Robert Ragusa
Name:	Robert Ragusa
Title:	Chief Executive Officer

[Signature Page to Tax Matters Agreement]

Appendix A

Intended Tax Treatment

“Intended Tax Treatment” means the following U.S. federal income Tax consequences in connection with the Contribution, the Distribution, and certain related transactions:

a)	the qualification of the Contribution and Distribution, taken together, as a “reorganization” under Section 355(a) and 368(a)(1)(D) of the Code;

b)

the qualification of the Distribution as a transaction in which the GRAIL Capital Stock distributed to holders of Illumina Capital Stock is “qualified property” for purposes of Sections 355 and 361(a) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such GRAIL Capital Stock to be treated as other than “qualified property” for such purposes);

c)	the nonrecognition of income, gain, or loss by Illumina or GRAIL on the Contribution and the Distribution under Sections 355, 361, and/or 1032 of the Code, as applicable;

d)

the nonrecognition of income, gain, or loss by holder of Illumina Capital Stock upon the receipt of GRAIL Capital Stock in the Distribution (except with respect of cash in lieu of fractional shares of GRAIL Capital Stock, if any) under Section 355 of the Code.

Appendix B

GRAIL ATB

“GRAIL ATB” means the multi-cancer early detection testing business conducted by GRAIL, LLC and GRAIL UK immediately before the Distribution and since at least August 18, 2021, the date upon which Illumina completed its acquisition of GRAIL, LLC. The GRAIL ATB includes the business of developing, manufacturing, marketing and selling, distributing, and performing Galleri-branded multi-cancer early detection tests.